UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   January 4, 2016

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16244 (Commission File Number)	11-2989601 (IRS Employer Identification No.)

Terminal Drive, Plainview, New York  11803

(Address of principal executive offices)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 4, 2016, Veeco Instruments Inc. (“Veeco”) issued a press release announcing that William J. Miller, Ph.D., age 47, had been appointed President of Veeco, effective immediately.  A copy of the press release is furnished as Exhibit 99.1 to this report.

Prior to this appointment, Dr. Miller served as Executive Vice President, Process Equipment since 2011, where he guided the strategic direction and product development for Veeco’s etch and deposition product lines.  Dr. Miller joined Veeco in 2002 and has held a series of technology and operational leadership roles with increasing levels of responsibility.  Prior to this promotion, he served as Executive Vice President, Process Equipment.  He was Executive Vice President, Compound Semiconductor from July 2010 until December 2011.  Prior thereto, he was Senior Vice President and General Manager of Veeco’s MOCVD business beginning in January 2009.  From January 2006 to January 2009, Dr. Miller was Vice President, General Manager of Veeco’s Data Storage equipment business. Prior to Veeco, Miller worked for Advanced Energy and Exxon holding various engineering and operations leadership positions.  He earned his doctoral, master’s and bachelor’s degrees in Mechanical Engineering from the University of Pennsylvania.

In connection with the appointment, Veeco increased Dr. Miller’s base salary and target bonus percentage to $460,000 and 100%, respectively, and awarded Dr. Miller shares of restricted stock having a value of $250,000.  These restricted stock awards are subject to a substantial risk of forfeiture which will lapse, subject to Dr. Miller’s continued employment, on the third anniversary of the award.

Item 9.01   Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit	Description

99.1	Press release issued by Veeco dated January 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEECO INSTRUMENTS INC.

January 4, 2016	By:	/s/ Gregory A. Robbins
Gregory A. Robbins
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description

99.1	Press release issued by Veeco dated January 4, 2016